EXHIBIT 10.2

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                   FVNB CORP.

                                       AND

                           CBOT FINANCIAL CORPORATION

                           Dated as of October 8, 1998
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                                TABLE OF CONTENTS

                                                                 Page
ARTICLE I........................................................  1
  THE MERGER.....................................................  1
    SECTION 1.1  The Merger......................................  2
    SECTION 1.2  Effective Time..................................  2
    SECTION 1.3  Certain Effects of the Merger...................  2
    SECTION 1.4  Articles of Incorporation and ByLaws............  2
    SECTION 1.5  Directors and Officers..........................  2
    SECTION 1.6  Conversion of Shares............................  2
    SECTION 1.7  Exchange of Shares..............................  3
    SECTION 1.8  Approval by Shareholders........................  4
    SECTION 1.9  Closing...........................................4

ARTICLE II.......................................................  4
  DISSENTING SHARES..............................................  4
   SECTION 2.1   Dissenting Shares...............................  4

ARTICLE III......................................................  5
  REPRESENTATIONS AND WARRANTIES OF CBOT.........................  5
   SECTION 3.1   Organization and Qualification..................  5
   SECTION 3.2   CBOT Capitalization.............................  5
   SECTION 3.3   Subsidiary Capitalization; Other Securities.....  6
   SECTION 3.4   Authority Relative to the Agreement.............  6
   SECTION 3.5   No Violation....................................  7
   SECTION 3.6   Consents and Approvals..........................  7
   SECTION 3.7   Regulatory Reports..............................  7
   SECTION 3.8   SEC Status; Securities Issuances................  7
   SECTION 3.9   Financial Statements............................  7
   SECTION 3.10  Absence of Certain Changes......................  8
   SECTION 3.11  CBOT Indebtedness..............................  10
   SECTION 3.12  Litigation.....................................  10
   SECTION 3.13  Tax Matters....................................  10
   SECTION 3.14  Employee Benefit Plans.........................  11
   SECTION 3.15  Employment Matters.............................. 13
   SECTION 3.16  Leases, Contracts and Agreements................ 14
   SECTION 3.17  Related Company Transactions.................... 14
   SECTION 3.18  Compliance with Laws............................ 14
   SECTION 3.19  Insurance....................................... 15
   SECTION 3.20  Loans........................................... 15
   SECTION 3.21  Fiduciary Responsibilities...................... 15
   SECTION 3.22  Patents, Trademarks and Copyrights.............. 15
   SECTION 3.23  Environmental Compliance........................ 15
   SECTION 3.24  Regulatory Actions.............................. 17
   SECTION 3.25  Title to Properties; Encumbrances............... 17
   SECTION 3.26  Broker's or Finder's Fees........................17
   SECTION 3.27  Year 2000 Compliance.............................17
   SECTION 3.28  Representations Not Misleading.................. 18
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ARTICLE IV....................................................... 18
  REPRESENTATIONS AND WARRANTIES OF FVNB......................... 18
   SECTION 4.1   Organization and Authority...................... 19
   SECTION 4.2   Authority Relative to Agreement................. 19
   SECTION 4.3   Consents and Approvals.......................... 20
   SECTION 4.4   Representations Not Misleading.................. 20

ARTICLE V........................................................ 20
  COVENANTS OF CBOT.............................................. 20
   SECTION 5.1   Affirmative Covenants of CBOT................... 20
   SECTION 5.2   Negative Covenants of CBOT...................... 21

ARTICLE VI....................................................... 24
  ADDITIONAL AGREEMENTS.......................................... 24
   SECTION 6.1   Access To, and Information Concerning, Properties
                 and Records..................................... 24
   SECTION 6.2   Filing of Regulatory Approvals.................. 24
   SECTION 6.3   Miscellaneous Agreements and Consents........... 24
   SECTION 6.4   CBOT Indebtedness............................... 25
   SECTION 6.5   Good Faith Efforts.............................. 25
   SECTION 6.6   Exclusivity..................................... 25
   SECTION 6.7   Public Announcement............................. 25
   SECTION 6.8   Treatment of Employee Benefit Plans............. 25
   SECTION 6.9   Environmental Investigation; Right to Terminate
                 Agreement...................................     25
   SECTION 6.10  Director and Officer Indemnification............ 27
   SECTION 6.11  Proxy Statement..................................28
   SECTION 6.12  Notification.....................................29

ARTICLE VII...................................................... 29
  CONDITIONS TO CONSUMMATION OF THE MERGER....................... 29
   SECTION 7.1 Conditions to Each Party's Obligation to Effect
               the Merger........................................ 29
   SECTION 7.2 Conditions to the Obligations of FVNB and
               Acquisition Sub to Effect the Merger.............. 29
   SECTION 7.3 Conditions to the Obligations of CBOT to
               Effect the Merger................................. 30

ARTICLE VIII..................................................... 31
  TERMINATION; AMENDMENT; WAIVER; NON-COMPETITION................ 31
   SECTION 8.1   Termination..................................... 31
   SECTION 8.2   Effect of Termination........................... 32
   SECTION 8.3   Amendment....................................... 32
   SECTION 8.4   Extension; Waiver............................... 32

ARTICLE IX....................................................... 32
  SURVIVAL....................................................... 32
   SECTION 9.1   Nonsurvival of Representations and Warranties... 32

ARTICLE X........................................................ 32
  MISCELLANEOUS.................................................. 32
   SECTION 10.1  Expenses........................................ 32

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   SECTION 10.2  Brokers and Finders............................. 33
   SECTION 10.3  Entire Agreement; Assignment.................... 33
   SECTION 10.4  Further Assurances.............................. 33
   SECTION 10.5  Enforcement of the Agreement.................... 33
   SECTION 10.6  Severability.................................... 34
   SECTION 10.7  Notices......................................... 34
   SECTION 10.8  Governing Law................................... 34
   SECTION 10.9  Descriptive Headings............................ 34
   SECTION 10.10 Parties in Interest............................. 34
   SECTION 10.11 Counterparts.................................... 35
   SECTION 10.12 Incorporation by Reference...................... 35
   SECTION 10.13 Disclosure...................................... 35
   SECTION 10.14 Certain Definitions............................. 35
   SECTION 10.15 Arbitration......................................36

ATTACHMENTS

     EXHIBITS

      A     Form of Agreement and Plan of Merger

      B     Form of Opinion of Counsel for CBOT

      C     Form of Non-Competition Agreement

      D     Form of Opinion of Counsel for FVNB and Acquisition Sub

LIST OF SCHEDULES

Schedule 3.2      CBOT Capitalization

Schedule 3.3      Subsidiary Capitalization; Other Securities

Schedule 3.5      No Violations

Schedule 3.6      Consents and Approvals

Schedule 3.7      Regulatory Reports

Schedule 3.9      Financial Statements

Schedule 3.10     Absence of Certain Changes

Schedule 3.12     Litigation

Schedule 3.13     Tax Matters

Schedule 3.14(a)  Employee Welfare Benefit Plans

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Schedule 3.14(b)  Employee Pension Benefit Plans

Schedule 3.14(c)  Deferred Compensation, Bonus and Other Plans, Programs, Etc.

Schedule 3.14(d)  Governmental Approvals Relating to Pension Benefit Plans

Schedule 3.14(e)  Compliance with Code

Schedule 3.14(f)  ERISA Compliance

Schedule 3.14(g)  Title IV of ERISA

Schedule 3.14(i)  Further Commitments; Amendment; Etc.

Schedule 3.14(j)  Claims, Disputes, Etc.

Schedule 3.14(k)  Taxes, Penalties, Etc.

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15     Employment Matters

Schedule 3.16     Leases, Contracts and Agreements

Schedule 3.17     Related Company Transactions

Schedule 3.18     Compliance with Laws

Schedule 3.19     Insurance Policies

Schedule 3.20     Loans

Schedule 3.22     Patents, Trademarks and Copyrights

Schedule 3.23     Environmental Compliance

Schedule 3.24     Regulatory Actions

Schedule 3.25     Title to Properties; Encumbrances

Schedule 3.27     Year 2000 Compliance

Schedule 4.2      Authority Relative to Agreement

Schedule 5.1(j)   List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of CBOT and its subsidiaries

Schedule 6.4      CBOT Indebtedness

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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 8, 1998, by and between FVNB CORP., a Texas corporation ("FVNB") and CBOT FINANCIAL CORPORATION a Texas corporation ("CBOT"). WHEREAS, FVNB and CBOT believe that the Merger (as defined herein) of CBOT with a to-be-formed subsidiary ("Acquisition Sub") of FVNB incorporated under the laws of the State of Texas, with CBOT to be the surviving entity in such merger and as a result of which CBOT will become a wholly-owned subsidiary of FVNB, all in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective institutions and shareholders; and

      WHEREAS, FVNB is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, the beneficial and record shareholders of CBOT holding at least a majority of the issued and outstanding common stock of CBOT enter into agreements (collectively, the "SHAREHOLDERS AGREEMENT") generally providing for the approval of the Agreement by such shareholders and in order to induce FVNB to enter into this Agreement, CBOT has approved the entering into by FVNB and such shareholders of the Shareholders Agreement and such shareholders have agreed to enter into, execute and deliver the Shareholders Agreement; and

      WHEREAS, immediately after the Merger, FVNB will cause (i) CBOT, as the surviving corporation in the Merger, to be merged with and into FVNB, and (ii) Citizens Bank of Texas, N.A., New Waverly, a national banking association and a subsidiary of CBOT Financial Corporation of Delaware ("CBOT Delaware"), which is a wholly-owned subsidiary of CBOT (the "Bank"), to be maintained as a banking subsidiary of FVNB separate and apart from First Victoria National Bank ("FVNB Bank"), which is a wholly-owned subsidiary of FVNB; and

      WHEREAS, the respective boards of directors of CBOT and FVNB have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      SECTION 1.1 THE MERGER. (a) Upon the terms and subject to the conditions set forth herein and in the Agreement and Plan of Merger in the form attached hereto as Exhibit A, with such changes thereto as may be appropriate to satisfy the requirements of the Secretary of State of the State (the "Merger Agreement"), and in accordance with the Texas Business Corporation Act (the "TBCA"), Acquisition Sub shall be merged with and into CBOT (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, CBOT shall continue as the surviving corporation (the "Surviving Corporation"), which will be wholly-owned by FVNB, and the separate corporate existence of Acquisition Sub shall cease. FVNB shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or for any other purpose.

      (b) Immediately after the Merger, CBOT, as the surviving corporation in the Merger, and CBOT Delaware will be merged with and into FVNB (the "Subsequent Mergers" and, together with the Merger, the "Mergers"). CBOT agrees, and shall cause CBOT of Delaware and their respective directors, officers, employees, agents and representatives, to execute and deliver, as appropriate, the Merger Agreement, any appropriate Articles of Merger and other related documents and to take any appropriate other actions and otherwise cooperate with FVNB in order to facilitate each of the Merger and the Subsequent Mergers.

      SECTION 1.2 EFFECTIVE TIME. The Merger shall be consummated by the filing with the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles of Merger shall be the "Effective Time").

      SECTION 1.3 CERTAIN EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Article 5.06 of the TBCA.

      SECTION 1.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws of CBOT, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

      SECTION 1.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Sub at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

      SECTION 1.6 CONVERSION OF SHARES. (a) Each share of CBOT's common stock, par value $1.00 per share ("CBOT Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 2.1), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. At the Closing (as hereinafter defined), CBOT shall calculate and certify to FVNB the number of Common Shares Outstanding.

      (b) Each holder of CBOT Common Stock shall receive, for each share of CBOT Common Stock so held, Merger Consideration equal to the quotient of (i) (A) $17,250,000 less (B) the CBOT Indebtedness (as defined in Section 3.11), DIVIDED BY (ii) the number of Common Shares Outstanding; provided, however, that if the Effective Date of the Merger is after December 31, 1998, then the $17,250,000 amount in this calculation shall be increased by the amount of the net after-tax income of CBOT as determined in accordance with GAAP consistent with past practices from January 1, 1999 through the Effective Date; provided, however, that

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such $17,250,000 amount shall not be increased to the extent the failure of the
Effective Date to occur on or before December 31, 1998, is caused by any breach by CBOT of any of its obligations hereunder. For purposes of determining the net after-tax income of CBOT from December 31, 1998 through the Effective Time, such net income shall be equal to (i) the year-to-date after-tax net income from January 1, 1999 through the month-end immediately prior to the Effective Time, if any, plus (ii) an amount equal to the product of (A) the number of days from the first day of the calendar month in which the Effective Time occurs through the Effective Time MULTIPLIED BY (B) the quotient of (1) the net after-tax income of CBOT for the immediately preceding month divided by (2) the number of days in such calendar month. In the event the Effective Time occurs after December 31, 1998, then the amount of any increase in the $17,250,000 amount described above shall be determined at or prior to the Closing by mutual agreement of FVNB and CBOT in accordance with the above provisions, and, upon such agreement, the amount of such increase as so determined shall be final and binding on all parties.

      (c) Each share of capital stock of Acquisition Sub issued and outstanding immediately before the Effective Time shall be converted into and become, by virtue of the Merger, one share of capital stock of the Surviving Corporation.

      SECTION 1.7 EXCHANGE OF SHARES.

            (a) FVNB shall deposit or cause to be deposited in trust with FVNB Bank (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount sufficient to make the cash payments pursuant to Section
      1.6 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 2.1 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make the payments of the Merger Consideration out of the Exchange Fund upon surrender of such shares. Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

            (b) At least 14 days prior to the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of CBOT Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The letter of transmittal shall provide a holder of CBOT Common Stock with the option of receiving the consideration due to him pursuant to the Agreement, subject to the remaining provisions hereof, as follows: (i) by check sent by mail, (ii) by check at Closing or (iii) by deposit in the shareholder's account at the Bank. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in
      Section 1.6 hereof in the manner described herein, and such Certificate shall forthwith be canceled. Payment will be made at Closing for shares of CBOT Common Stock if Certificates and a properly completed letter of transmittal with respect to such shares are received by the Exchange Agent at least five days prior to Closing. Payment will be made for all other shares of CBOT Common Stock within five days after the Exchange Agent's receipt of the related Certificates and a properly completed letter of transmittal. No interest will be

                                       3
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      paid or accrued on the cash payable upon surrender of the Certificates. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of FVNB that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration payable with respect thereto without any interest thereon.

            (c) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of CBOT for six months after the Effective Time shall be paid to FVNB, and the holders of shares of CBOT Common Stock not theretofore presented to the Exchange Agent shall look to FVNB only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

      SECTION 1.8 APPROVAL BY SHAREHOLDERS. This Agreement shall be submitted to the shareholders of CBOT in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of CBOT. CBOT and FVNB shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("TDB").

      SECTION 1.9 CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable after the receipt of all required regulatory approvals in connection with the Mergers and the expiration of all applicable waiting periods and the satisfaction or waiver, if permissible, of each of the other conditions set forth in Article VII hereof, CBOT and Acquisition Sub shall execute and deliver the Articles of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Mergers effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of First Victoria National Bank, Victoria, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. In no event shall the Closing occur later than one hundred eighty (180) days following the date of this Agreement, unless otherwise agreed to by FVNB and CBOT.

                                   ARTICLE II.

                                DISSENTING SHARES

      SECTION 2.1 DISSENTING SHARES. Each share of CBOT Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such

                                       4
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shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.6 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. As set forth in Section 8.1 of this Agreement, if the holders of more than 10% of the CBOT Common Stock shall have exercised their dissenters' rights, FVNB shall have no obligation to consummate the Mergers.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                      CBOT

      CBOT hereby makes the representations and warranties set forth in this
Article III to FVNB. CBOT has delivered to FVNB the Schedules to this Agreement referred to in this Article III prior to the date hereof.

      SECTION 3.1 ORGANIZATION AND QUALIFICATION. CBOT is a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Texas and all laws, rules, and regulations applicable to bank holding companies. CBOT Delaware is a Delaware corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and all laws, rules, and regulations applicable to bank holding companies. The Bank is a national banking association, duly organized, validly existing and duly authorized to transact the business of banking under the laws of the United States. CBOT Mortgage Company (the "Mortgage Company") is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas. CBOT and each of its subsidiaries has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. CBOT does not own or control any Affiliate (as defined in Section 3.17) or any subsidiary (as defined in Section 10.13(a)) other than the Bank, CBOT Delaware and the Mortgage Company. True and correct copies of the Articles of Incorporation or Association and Bylaws of CBOT and each of its subsidiaries, with all amendments thereto through the date of this Agreement, have been delivered by CBOT to FVNB. Except for CBOT Delaware which is organized in Delaware and is not required to be qualified to do business in any jurisdiction other than Delaware, the nature of the business of CBOT and each of its subsidiaries and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Texas.

      SECTION 3.2 CBOT CAPITALIZATION. As of the date hereof, the authorized capital stock of CBOT consists solely of (i) 5,000,000 shares of CBOT Common Stock, of which 89,360 shares are issued and outstanding, and none of which are held in treasury and (ii) 1,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. CBOT has granted options to acquire an aggregate of 24,000 shares of CBOT Common Stock at a price of $20.00 per share (the "Options") and Schedule 3.2 sets forth a true and complete list of the holders of such Options and the respective number of shares of CBOT Common Stock that each such holder has the right to acquire upon the exercise of the Options held by such holder. The shareholders of CBOT set forth on Schedule 3.2 are the record and beneficial owners of all of the issued and outstanding shares of capital stock of CBOT, each owning the respective numbers of shares of Common Stock set forth on Schedule 3.2,. Except for the Options, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, CBOT or any of its subsidiaries to purchase or otherwise acquire any security of or equity interest in CBOT or any of its subsidiaries. Except as set forth on Schedule 3.2, to the knowledge of CBOT, there are no irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. Except as disclosed in Schedule 3.2, there are no restrictions applicable to the payment of dividends on the Shares except pursuant to the TBCA and applicable banking laws and regulations, and, except as set forth on Schedule 3.2, all dividends declared prior to the date hereof have been paid.

      SECTION 3.3 SUBSIDIARY CAPITALIZATION; OTHER SECURITIES. The authorized capital stock of the Bank consists solely of 100,000 shares of common stock, par value $5.00 per share, of which 100,000 shares are issued and outstanding, and none of which are held in treasury. The authorized capital stock of CBOT Delaware consists solely of 3,000 authorized shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, and none of which are held in treasury. The authorized capital stock of the Mortgage Company consists solely of (i) 5,000,000 shares of common stock, par value $1.00 per share, of which 28,000shares are issued and outstanding, and none of which are held in treasury and (ii) 1,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. All of the issued and outstanding shares of the capital stock of each of the Bank, CBOT Delaware and the Mortgage Company (i) are duly authorized, validly issued, fully paid and nonassessable,
(ii) are directly or indirectly owned by CBOT free and clear of any liens, claims, security interests and encumbrances of any kind, except as set forth on
Schedule 3.3, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. CBOT has no subsidiaries (as defined in Section 10.13(a)), except for the Bank, CBOT Delaware and the Mortgage Company. Set forth on Schedule 3.3 hereto is a list of all equity ownership by CBOT and each of its subsidiaries for the account of CBOT or any such subsidiary in any other person other than the Bank, CBOT Delaware or the Mortgage Company (the "Other Securities"). CBOT or one of its subsidiaries owns each Other Security free and clear of any lien, encumbrance, security interest or charge. The Other Securities represent less than five percent of the outstanding equity securities of each such person.

      SECTION 3.4 AUTHORITY RELATIVE TO THE AGREEMENT. CBOT has full corporate power and authority, and except for the approvals of the appropriate regulatory authorities, no further proceedings on the part of CBOT are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by

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CBOT and is a duly authorized, valid, legally binding and enforceable obligation of CBOT, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over CBOT as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or Association or Bylaws of CBOT or any of its subsidiaries.

      SECTION 3.5 NO VIOLATION. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals, including any applicable waiting periods, as may be required from the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Texas Department of Banking ("TDB"), will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to CBOT or any of its subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of CBOT or any of its subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which CBOT or any of its subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth in
Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of CBOT and its subsidiaries will not be terminated or impaired by reason of the execution, delivery or performance by CBOT of this Agreement or consummation by CBOT of the transactions contemplated hereby, assuming the receipt of required bank regulatory approvals.

      SECTION 3.6 CONSENTS AND APPROVALS. CBOT's Board of Directors has approved the Agreement and recommended approval and adoption of this Agreement by CBOT's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of CBOT in connection with the execution, delivery and performance by CBOT of this Agreement and the transactions contemplated hereby or the resulting change of control of CBOT or any of its subsidiaries, except the approval of the shareholders of CBOT, the filing of the Articles of Merger under the TBCA and such approvals as may be required from the FRB, the TDB and the OCC.

      SECTION 3.7 REGULATORY REPORTS. Except as set forth on Schedule 3.7, during the last five years CBOT and its subsidiaries have timely filed (including within any authorized extension period) all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the TDB, and the OCC, as well as all material reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any other regulatory authority having jurisdiction over any such persons.

      SECTION 3.8 SEC STATUS; SECURITIES ISSUANCES. CBOT is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act. All issuances of securities by CBOT and its subsidiaries have been registered under the Securities Act, the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements.

      SECTION 3.9 FINANCIAL STATEMENTS. CBOT has provided FVNB with a true and complete copy of (i) the audited consolidated balance sheet of the Bank and its subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and statements of cash flows for the years ended December 31, 1997 and 1996; (ii) Reports of Condition and Statements of Income ("Call Reports") of the Bank as of March 31, 1998, and June 30, 1998 and (iii) the unaudited balance sheet of CBOT as of December 31, 1997 and June 30, 1998 (the "CBOT Balance Sheets") (such consolidated statements of financial position and the related consolidated statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Consolidated Financial Statements") (collectively, with the Consolidated Financial Statements and the notes and schedules thereto, the Call Reports and the CBOT Balance Sheets referred to as the "Financial Statements"). Except as described in the notes to the Consolidated Financial Statements and the amendment being made to the Call Reports which is described in Schedule 3.9 hereto, the Financial Statements fairly present the financial position of the Bank and its subsidiaries and CBOT, respectively, as of the dates thereof and the results of operations and changes in consolidated financial position of the Bank and its subsidiaries for the periods then ended, in conformity with Generally Accepted Accounting Principles applied on a basis consistent with prior periods ("GAAP") (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Consolidated Financial Statements accurately and fairly reflect in all material respects the transactions of the Bank and its subsidiaries. As of their dates, the Consolidated Financial Statements conformed in all material respects with all applicable rules and regulations promulgated by the FRB, the TDB, and the OCC. Neither CBOT nor any of its subsidiaries has any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements or as set forth on Schedule
3.9. CBOT will provide FVNB with the unaudited unconsolidated statements of financial position of CBOT and its subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, CBOT will provide FVNB with the Call Reports of the Bank for all periods ending after June 30, 1998. Neither CBOT nor any of its subsidiaries has any off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.10, since December 31, 1994, CBOT and its subsidiaries have operated and conducted their respective businesses in the ordinary course of business, consistent with past practices, and, without limiting the generality of the foregoing, have not taken any actions intended to alter in any material respect the size or composition of the deposit base, securities portfolio, loan portfolio or asset mix of CBOT or any of its subsidiaries, including, without limitation, engaging in the practice of offering above- or below-market rates to attract or maintain deposits or loans.

Additionally, except as and to the extent set forth on Schedule 3.10, since December 31, 1997 (the "Balance Sheet Date") neither CBOT nor any of its subsidiaries has:

      (a) made any amendment to its Articles of Incorporation or Association or Bylaws or changed the character of its business in any material manner;

      (b) suffered any Material Adverse Effect (as defined in Section 10.13(b));

      (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

      (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

      (e) permitted or allowed any of its material property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

      (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

      (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

      (h) granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent (other than customary annual compensation adjustments in accordance with past practices to employees who are not executive officers), or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by CBOT or any of its subsidiaries for the directors, employees or former employees of CBOT or any of its subsidiaries ("Employee Benefit Plan");

      (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to CBOT by the Bank, CBOT Delaware or the Mortgage Company;

      (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose CBOT or any of its subsidiaries to any liability from the business, operations or liabilities of such person);

      (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

      (l) made any or acquiesced with any change in any accounting methods, principles or practices;

      (m) experienced any material adverse change in relations with customers or clients of CBOT or any of its subsidiaries;

      (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

      (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

      SECTION 3.11 CBOT INDEBTEDNESS. CBOT has delivered to FVNB true and complete copies of all loan documents ("CBOT Loan Documents") related to indebtedness of CBOT and its subsidiaries, other than deposits, trade payables and federal funds borrowings ("CBOT Indebtedness"), and made available to FVNB all material correspondence concerning the status of CBOT Indebtedness.

      SECTION 3.12 LITIGATION. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of CBOT, threatened against CBOT or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). CBOT will notify FVNB immediately in writing of any Proceedings of the nature described in the foregoing sentence against CBOT or any of its subsidiaries.

      SECTION 3.13 TAX MATTERS. CBOT and each of its subsidiaries have duly and timely filed (including within any authorized extension period) all tax returns required to be filed by them involving a tax liability or other potential detriment for failure to file (the "Filed Returns"). CBOT and each of its subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all material state and local income taxes and all franchise, property, sales, employment, withholding, foreign or other taxes required to be paid by any of them with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, CBOT and its subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, neither CBOT nor any of its subsidiaries has any direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment, withholding or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, neither CBOT nor any of its subsidiaries has entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of CBOT or any of its subsidiaries. Neither CBOT nor any of its subsidiaries has filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending or threatened audits, investigations, reviews or other similar proceedings as to which CBOT or any of its subsidiaries has been notified in writing by the IRS or other taxing authority for taxes or assessments of CBOT or any of its subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of CBOT or any of its subsidiaries for any period. CBOT and each of its subsidiaries have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      SECTION 3.14 EMPLOYEE BENEFIT PLANS.

      (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by CBOT or any of its subsidiaries or to which CBOT or any of its subsidiaries contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of CBOT or any of its subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; except as set forth on Schedule 3.14(a), no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

      (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by CBOT or any of its subsidiaries or to which CBOT or any of its subsidiaries contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

      (c) Except as set forth on Schedule 3.14(c), neither CBOT nor any of its subsidiaries maintains, has or is a party to any plan, program, agreement, arrangement or commitment for the benefit of any of its employees, directors or officers relating to any of the following: severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or any program, plan, commitments, or practice of purchasing or otherwise compensating employees, including officers, for accrued vacation or sick leave upon termination of employment (collectively referred to as "Other Programs");

      (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or insurance or annuity contracts (or any other funding instruments) and all Other Programs to the extent required comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; except as set forth on Schedule 3.14(d), all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

      (e) Except as set forth on Schedule 3.14(e), each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance in all material respects to the extent required with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

      (f) Except as set forth on Schedule 3.14(f), on and after January 1, 1975, neither CBOT nor any of its subsidiaries nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

      (g) Except as set forth on Schedule 3.14(g), neither CBOT nor any of its subsidiaries nor any corporation or other trade or business controlled by or under common control with CBOT (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past three years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has CBOT or any of its subsidiaries or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, except as set forth on Schedule 3.14(g), neither CBOT nor any of its subsidiaries nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

      (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or insurance or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan, the Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, the Summary Annual Report provided to participants with respect to each Welfare Benefit Plan, Pension Benefit Plan, and Other Program for the three most recent plan years, and any correspondence to or from the IRS, Department of Labor, or bank examiner with respect to any Welfare Benefit Plan, Pension Benefit Plan, or Other Program during the three most recent plan years, have been furnished to FVNB;

      (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or insurance or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and, except as set forth on Schedule 3.14(i), there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by
Section 4980B of the Code and Sections 601-608 of ERISA or under the terms of such plans; except as set forth on Schedule 3.14(i), CBOT, the Bank, the Mortgage Company, or a Common Control Entity has the right to modify, amend, or terminate each Welfare Benefit Plan, Pension Benefit Plan, and Other Program at any time; the termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program would not accelerate or increase any benefits payable under such plan; and except as set forth on Schedule 3.14(i), in the event of termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program, neither CBOT nor any of its subsidiaries would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan;

      (j) Except as set forth on Schedule 3.14(j), there are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans; neither CBOT nor any of its subsidiaries nor any Common Control Entity has any liability with respect to any Pension Benefit Plan under Section 412 of the Code; and all contributions, premiums, or other payments due from CBOT or any of its subsidiaries have been fully paid or adequately provided for and disclosed on the books and financial statements of CBOT;

      (k) Except as set forth on Schedule 3.14(k), no action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

      (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by CBOT or any of its subsidiaries (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or
(ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

      SECTION 3.15 EMPLOYMENT MATTERS. Except as disclosed on Schedules 3.14(a), 3.14(b), 3.14(c) and 3.15, neither CBOT nor any of its subsidiaries is a party to (i) any oral or written contracts, agreements, understandings or commitments, express or implied, granting any material benefits or rights to any employee(s),
(ii) any collective bargaining agreement, or (iii) any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against CBOT or any of its subsidiaries (as to which CBOT or any of its subsidiaries has been notified in writing) before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency as to which CBOT or any of its subsidiaries has been notified in writing. To the knowledge of CBOT, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of CBOT or any of its subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. CBOT and each of its subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither CBOT nor any of its subsidiaries is engaged in any unfair labor practice.

      SECTION 3.16 LEASES, CONTRACTS AND AGREEMENTS. Schedules 3.13, 3.14(a), 3.14(b), 3.14(c) and 3.16 set forth an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which CBOT or any of its subsidiaries is a party or by which CBOT or any of its subsidiaries is bound which obligate or may obligate CBOT and its subsidiaries for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate CBOT and its subsidiaries in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). CBOT has delivered or made available to FVNB true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by CBOT or any of its subsidiaries, but does include unfunded loan commitments and letters of credit issued by CBOT or any of its subsidiaries where the borrowers' total direct and indirect indebtedness to CBOT and its subsidiaries is in excess of $50,000. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of CBOT or any of its subsidiaries. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by CBOT and each of its subsidiaries under the Contracts are current, there are no existing defaults by CBOT or any of its subsidiaries under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. CBOT and each of its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests. Except for deposit accounts entered into with the Bank in the ordinary course of business or as set forth on Schedule 3.16, neither CBOT nor any of its subsidiaries is a party to or bound by any contract, agreement, commitment or understanding with any shareholder of CBOT or any Affiliate of any such shareholder.

      SECTION 3.17 RELATED COMPANY TRANSACTIONS. Except as set forth on Schedules 3.13, 3.14(a), 3.14(b), 3.14(c), 3.15, 3.16 and 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among CBOT, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including, without limitation, any of its subsidiaries). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      SECTION 3.18 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.18, neither CBOT nor any of its subsidiaries is in material default in respect to or is in material violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) the Bank Secrecy Act, capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the OCC or the Commissioner. CBOT and each of its subsidiaries have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

      SECTION 3.19 INSURANCE. CBOT and each of its subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. Except as set forth on
Schedule 3.19, there have been no claims under such fidelity bonds within the last 5 years and to the knowledge of CBOT no facts exist which would form the basis of a claim under such bonds. CBOT has no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

      SECTION 3.20 LOANS. Each loan, including, without limitation, each loan in which CBOT or any of its subsidiaries holds a participation interest, reflected as an asset in the Financial Statements or the books of CBOT or any of its subsidiaries (collectively, "Loans") is the legal, valid and binding obligation of the obligor of each Loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectability of such Loans. All such Loans were made in the ordinary course of CBOT's business, have been made in accordance with reasonable and prudent banking practices, and priced consistently with all other similar Loans of CBOT. CBOT or one of its subsidiaries owns each such Loan free and clear of all liens, claims and encumbrances. Neither CBOT nor any of its subsidiaries has in its portfolio any Loan exceeding its legal lending limit. Schedule 3.20 sets forth, as of June 30, 1998, a list of all of the outstanding Loans of CBOT and each of its subsidiaries that were classified as delinquent, substandard, doubtful, loss, nonperforming or problem Loans in connection with the most recent examination of CBOT or any such subsidiary or were considered to be so classified at June 30, 1998 under the policies and procedures of CBOT or such subsidiary.

      SECTION 3.21 FIDUCIARY RESPONSIBILITIES. CBOT and each of its subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

      SECTION 3.22 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in
Schedule 3.22, neither CBOT nor any of its subsidiaries requires the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of CBOT or any of its subsidiaries. CBOT and its subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

      SECTION 3.23 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule
3.23:

      (a) CBOT and each of its subsidiaries and any property owned or operated by any of them are in material compliance in all material respects with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could reasonably be expected to (1) interfere with the conduct of the business of CBOT or any of its subsidiaries in the manner now conducted relating to such entity's material compliance with Environmental Laws, (2) constitute a material violation of any Environmental Law or (3) have a Material Adverse Effect upon CBOT or any of its subsidiaries;

      (b) Neither CBOT nor any of its subsidiaries currently leases, operates, owns, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, or, to the knowledge of CBOT, potential, or threatened Proceeding under any Environmental Law;

      (c) There are no Proceedings pending or, to the knowledge of CBOT, threatened against CBOT or any of its subsidiaries under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and neither CBOT nor any of its subsidiaries has received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

      (d) There are no actions or Proceedings pending or, to the knowledge of CBOT, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances at, on or under any property where Polluting Substances generated by CBOT or any of its subsidiaries have been disposed, treated or stored;

      (e) There is no Property for which CBOT or any of its subsidiaries is or was required to obtain any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

      (f) Neither CBOT nor any of its subsidiaries has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

      (g) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

      (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated for any releases in compliance with all Environmental Laws;

      (i) There is no asbestos containing material present in any Controlled Property (as defined below) or any Collateral Property (as defined below), nor has CBOT or any of its subsidiaries received any written notice with respect to the existence of asbestos containing material in any property (real or personal) previously owned, operated, leased or managed by any of them;

      (j) For purposes of this Section 3.23 and Section 6.9, "Property" includes
(1) any property (whether real or personal) which CBOT or any of its subsidiaries leases, operates, owns or manages in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof ("Controlled Property") and (2) property now held as security for a loan or other indebtedness by CBOT or any of its subsidiaries or property currently proposed as security for loans or other credit CBOT or any of its subsidiaries is currently evaluating whether to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property, the representations of this Section 3.23 shall be limited to the knowledge of CBOT.

      SECTION 3.24 REGULATORY ACTIONS. Except as set forth on Schedule 3.24, there are no actions or proceedings pending or, to the knowledge of CBOT, threatened against CBOT or any of its subsidiaries by or before the FRB, the TDB, the OCC, the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither CBOT nor any of its subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither CBOT nor any of its subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, neither CBOT nor any of its subsidiaries has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of CBOT, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

      SECTION 3.25 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on
Schedule 3.25, CBOT and its subsidiaries have unencumbered, good, legal, and indefeasible title to all their respective properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, CBOT or one of its subsidiaries has a title policy in full force and effect from a title insurance company which, to the knowledge of CBOT, is solvent, insuring good and indefeasible title (subject to the exceptions identified in such title policies) to all real property owned by

CBOT or any of its subsidiaries in favor of CBOT or such subsidiary, whichever is applicable. CBOT has made available to FVNB all of the files and information in the possession of CBOT or any of its subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. CBOT and its subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, CBOT or one of its subsidiaries owns all furniture, equipment, art and other property used to transact business presently located on its premises except for items of personal property owned by employees.

      SECTION 3.26 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company or any of its subsidiaries or shareholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

      SECTION 3.27 YEAR 2000 COMPLIANCE. Except as set forth on SCHEDULE 3.27, each material item of software, hardware, firmware, third-party software, goods with computer chips and services (a) provided by the Company during the last four (4) years to any customer of the Company or any other party or (b) used by the Company in its business, is and shall remain in compliance with the regulations of the FRB, FDIC and OCC regarding Year 2000 Compliance, as applicable, and will be Year 2000 Compliant, as that term is hereinafter defined, prior to and through the year 2000. For purposes of this Agreement, "Year 2000 Complaint" means that the item:

            (a) functions without interruption or human intervention with four-digit year processing on all data, input, or output which includes an indication of date (collectively, "Date Data"), including errors or interruptions from functions which may involve Date Data from more than one century, leap years, or the date September 9, 1999, regardless of the date of processing or date of Date Data;

            (b) provides results from any operation accurately reflecting any Date Data used in the operation performed, with output in any form, except graphics, having four digit years;

            (c) accepts two digit year Date Data in a manner that resolves any ambiguities as to century in a defined manner; and

            (d) provides data interchange in the ISO8601:1988 standard of CCYYMMDD.

Except as set forth on SCHEDULE 3.27, each of the Company's vendors has ensured that each material item of software, hardware, firmware, third-party software, goods with computer chips, and services (a) provided by such vendor during the last four (4) years to CBOT or any of its subsidiaries or by any such vendor on behalf of CBOT or any of its subsidiaries to any of their respective customers or any other party or (b) used by such vendor in its business, will be Year 2000 Compliant prior to and through the year 2000. CBOT and its subsidiaries have followed the procedures set forth in, and have taken and will continue to take all actions required by FFIEC Safety and Soundness Guidelines Concerning the Year 2000 Business Risk (the "Year 2000

Guidelines") to ensure that all computer software owned by or licensed to CBOT or any of its subsidiaries is fully compliant with the Year 2000 Guidelines. Neither CBOT nor any of its subsidiaries has received a regulatory rating of less than satisfactory from any regulatory authority with respect to any review of its compliance with the Year 2000 Guidelines or the adequacy of its Year 2000 planning efforts.

      SECTION 3.28 REPRESENTATIONS NOT MISLEADING. No representation or warranty by CBOT in this Agreement, nor any certificate or schedule furnished to FVNB or Acquisition Sub by CBOT or any of its subsidiaries under or pursuant to this Agreement, contains or will contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF FVNB

      FVNB hereby makes the representations and warranties set forth in this
Article IV to CBOT.

      SECTION 4.1 ORGANIZATION AND AUTHORITY.

      (a) FVNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. FVNB has provided to CBOT true and correct copies of its Articles of Incorporation and Bylaws.

      (b) FVNB is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. FVNB is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      SECTION 4.2 AUTHORITY RELATIVE TO AGREEMENT. FVNB has full corporate power and authority, and, except for the approvals of the appropriate regulatory authorities, no further proceedings on the part of FVNB are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by FVNB's Board of Directors. This Agreement has been duly executed and delivered by FVNB and is a duly authorized, valid, legally binding and enforceable obligation of FVNB, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over FVNB as may be required by statute or regulation. FVNB is not in violation of or default under its Articles of Incorporation or Bylaws or any agreement, document or instrument under which FVNB is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to FVNB or any of its subsidiaries, the violation or breach of which could have a Material Adverse Effect on FVNB and its subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the TDB, the FRB, and the OCC, will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to FVNB or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of FVNB or any of its subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which FVNB or any of its subsidiaries is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of FVNB, threatened, against FVNB, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which would prevent or delay the consummation of the transaction contemplated hereby. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of FVNB will not be terminated or impaired by reason of the execution, delivery or performance by FVNB of this Agreement or consummation by FVNB of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      SECTION 4.3 CONSENTS AND APPROVALS. FVNB's Board of Directors (at a meeting called and duly held or by unanimous written consent) has approved this Agreement. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by FVNB in connection with the execution, delivery and performance by FVNB of this Agreement and the transactions contemplated hereby or the resulting change in control of CBOT and its subsidiaries, except the filing of Articles of Merger under the TBCA and such approvals as may be required from the FRB, the TDB, and the OCC.

      SECTION 4.4 REPRESENTATIONS NOT MISLEADING. No representation or warranty by FVNB in this Agreement, nor any certificate or schedule furnished to CBOT by FVNB or any of its subsidiaries under or pursuant to this Agreement, contains or will contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
                                   ARTICLE V.

                                COVENANTS OF CBOT

      SECTION 5.1 AFFIRMATIVE COVENANTS OF CBOT. For so long as this Agreement is in effect, CBOT shall, and shall use its commercially reasonable efforts to cause each of its subsidiaries to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

      (a) operate and conduct the businesses of CBOT and its subsidiaries in the ordinary course of business and consistent with prudent banking practices;

      (b) preserve intact the corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities of CBOT and each of its subsidiaries;

      (c) comply with all material contractual obligations applicable to the operations of CBOT or any of its subsidiaries;

      (d) maintain in a manner consistent with past practices all of the properties of CBOT and each of its subsidiaries in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by CBOT and its subsidiaries and consistent with the existing insurance coverages;

      (e) in good faith and in a timely manner (i) cooperate with FVNB and Acquisition Sub in satisfying the conditions in this Agreement, (ii) assist FVNB and Acquisition Sub in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for FVNB and Acquisition Sub and CBOT (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between CBOT and any governmental agency or other third party, (iii) furnish information concerning CBOT and its subsidiaries not previously provided to FVNB required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents reasonably necessary to cause the transactions contemplated by this Agreement to be consummated in the manner contemplated hereby;

      (f) timely file with the FRB, the TDB, the OCC and all other appropriate regulatory authorities, all financial statements and other reports required to be so filed by CBOT or any of its subsidiaries and to the extent permitted by applicable law, promptly thereafter deliver to FVNB copies of all financial statements and other reports required to be so filed;

      (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

      (h) promptly notify FVNB of any default, event of default or condition which with the passage of time or giving of notice would constitute a default or an event of default under any CBOT Loan Document and promptly notify and provide copies to FVNB of any material written communications concerning any CBOT Loan Document;

      (i) between the date of this Agreement and Closing, promptly give written notice to FVNB of any event or fact that would cause any of the representations or warranties of CBOT contained in or referred to in this Agreement to be untrue or misleading in any material respect;

      (j) deliver to FVNB a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where CBOT or any of its subsidiaries has accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

      (k) deliver to FVNB a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of CBOT and its subsidiaries in excess of $25,000, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of CBOT;

      (l) promptly notify FVNB of any material change or inaccuracies in any data previously given or made available to FVNB or Acquisition Sub pursuant to this Agreement; and

      (m) provide access, to the extent that CBOT or any of its subsidiaries have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable FVNB to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

      Notwithstanding the foregoing, nothing contained in this Section 5.1 shall be deemed to require CBOT or any of its subsidiaries to pay any amounts to any of their respective employees, other than such employees' usual and ordinary compensation, to induce such employees to remain employees of CBOT or any such subsidiary, as the case may be, pending the Closing; provided, further, however, that CBOT shall, and shall cause it subsidiaries to, cooperate with FVNB in determining and making any such special payments to such employees as FVNB may consent in writing.

      SECTION 5.2 NEGATIVE COVENANTS OF CBOT. Except with the prior written consent of FVNB or as otherwise specifically permitted by this Agreement, CBOT shall not and shall use its best efforts not to permit any of its subsidiaries to, from the date of this Agreement to the Closing:

      (a) make any amendment to its articles of incorporation or association or bylaws;

      (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to FVNB;

      (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

      (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

      (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

      (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

      (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

      (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

      (i) grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person (other than customary annual compensation adjustments in accordance with past practices, and immaterial customary severance payments not to exceed $25,000 in the aggregate, to employees who are not executive officers) or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan, Welfare Benefit Plan, Pension Benefit Plan or other Program or change or modify the period of vesting or retirement age for any participant of such a plan;

      (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock, except for dividends from the Bank to CBOT and the other shareholder of the Bank;

      (k) except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

      (l) except for capital expenditures reasonably incurred in connection with the establishment of the Call Center to be located at the main office of the Bank, which expenditures shall not exceed $75,000 in the aggregate, make any capital expenditure or a series of expenditures of a similar nature in excess of $100,000 in the aggregate;

      (m) except with the consent of FVNB, which consent shall not be unreasonably withheld, make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

      (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment by which any such transaction, contract, or commitment would obligate CBOT or any of its subsidiaries in an amount which would exceed $50,000 alone or in the aggregate other than in the ordinary course of business and consistent with prudent banking practices;

      (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of CBOT or any of its subsidiaries;

      (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

      (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

      (r) modify, amend, waive or extend any CBOT Loan Documents or any rights under such agreements;

      (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

      (t) sell or contract to sell any part of the premises or other material assets of CBOT or any of its subsidiaries;

      (u)  change any fiscal year or the length thereof;

      (v) prepay in whole or in part CBOT Indebtedness, except as otherwise specifically contemplated hereby;

      (w) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of CBOT under this Agreement or any related written agreement; or

      (x) alter the size or composition of the deposit base, securities portfolio, loan portfolio or asset mix of CBOT or any of its subsidiaries, except in the ordinary course of business, without the prior written consent of FVNB.

Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of CBOT and its subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS.
(a) During the pendency of the transactions contemplated hereby, CBOT shall, to the extent permitted by law, give FVNB, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of CBOT's and its subsidiaries' properties, books, contracts, commitments and records, permit FVNB to make such inspections at FVNB's expense (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to FVNB during such period all such information concerning CBOT and its subsidiaries and their affairs as FVNB may reasonably request. FVNB and its respective affiliates, subsidiaries, officers, employees, directors and agents shall not disclose, or make available, to any third party or use for any purpose other than the transactions contemplated hereby any confidential information provided, or made available, pursuant to the terms of this Agreement relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of CBOT and its subsidiaries; PROVIDED, HOWEVER, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, or (b) to the extent such information is generally available to the public other than as a result of a disclosure by or through the receiving party. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of CBOT, FVNB agrees to destroy or return to CBOT all copies of such confidential information.

      (b) FVNB acknowledges to CBOT that CBOT has, prior to the date hereof, cooperated in providing FVNB access to the books and records of CBOT and its subsidiaries and has been afforded by CBOT the opportunity to conduct due diligence; however, the foregoing acknowledgment does not negate, void or modify the representations, warranties, or obligations of CBOT under this Agreement, including without limitation the obligation to continue to provide access as provided by subsection (a) above.

      SECTION 6.2 FILING OF REGULATORY APPROVALS. Within 14 days after execution of this Agreement, FVNB shall file all notices and applications to the FRB, the TDB and the OCC which FVNB deems necessary or appropriate to complete the transactions contemplated herein, including, without limitation, each of the Mergers. FVNB will deliver to CBOT, and CBOT will deliver to FVNB, copies of all non-confidential portions of any such applications. CBOT shall cooperate, and shall cause each subsidiary of CBOT and their respective directors, officers, employees and representatives to cooperate with FVNB in connection with such notices and applications.

      SECTION 6.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, FVNB and CBOT agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, FVNB and CBOT shall use their respective commercially reasonable efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      SECTION 6.4 CBOT INDEBTEDNESS. Prior to the Effective Time, CBOT shall pay all regularly scheduled payments on all CBOT Indebtedness and shall cooperate with FVNB in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of CBOT or any of its subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained. CBOT represents, warrants and agrees that Schedule 6.4 sets forth an accurate and complete listing of all indebtedness of CBOT and each of its subsidiaries.

      SECTION 6.5 GOOD FAITH EFFORTS. All parties hereto agree that the parties will use their good faith efforts to secure all regulatory approvals necessary to consummate the Mergers and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      SECTION 6.6 EXCLUSIVITY. Prior to the termination of this Agreement in accordance with the provisions hereof, none of CBOT or any of its subsidiaries, or any of their respective shareholders, directors, officers, employees, agents or representatives shall solicit, entertain or negotiate with respect to any offer to acquire CBOT or and of its subsidiaries, or any of the material assets thereof, from any other person. During the term of this Agreement, none of CBOT or any of its subsidiaries, or any of their respective shareholders, directors, officers, employees, agents or representatives shall provide information to any other person in connection with a possible acquisition of CBOT or any of its subsidiaries, or any of the material assets thereof (an "Acquisition Proposal"). Immediately upon receipt of any such unsolicited offer, CBOT shall communicate to FVNB the terms of any proposal or request for information and the identity of parties involved.

      SECTION 6.7 PUBLIC ANNOUNCEMENT. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of CBOT and FVNB.

      SECTION 6.8 TREATMENT OF EMPLOYEE BENEFIT PLANS. The consummation of the Merger will not affect the employee benefit plans of the Bank. The employee benefit plans of the Bank will remain in effect as of the consummation of the Merger. Notwithstanding the foregoing, nothing herein shall be construed to limit or prohibit the ability of FVNB or any of its subsidiaries to amend, modify or terminate any of such employee benefit plans after the Effective Time.

      SECTION 6.9 ENVIRONMENTAL INVESTIGATION; RIGHT TO TERMINATE AGREEMENT. (a) FVNB and its consultants, agents and representatives, shall have the right, at FVNB's expense, to the same extent that CBOT or any of its subsidiaries has such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, for the purpose of conducting asbestos surveys and sampling, and other environmental assessments and investigations ("Environmental Inspections"). FVNB's right to conduct Environmental Inspections shall include the right to sample and analyze air, sediment, soil and groundwater of any Property to the same extent that CBOT or any of its subsidiaries has such right. FVNB may conduct such Environmental Inspections at any time subject to Section 6.9(d) below.

      (b) CBOT and its subsidiaries shall cause to be performed at FVNB's expense by an environmental consulting firm acceptable to FVNB an environmental investigation of any Property acquired, leased, foreclosed, managed or controlled by CBOT or any of its subsidiaries between the date hereof and the Closing Date, the scope and results of which shall be acceptable to FVNB in its sole discretion.

      (c) CBOT and its subsidiaries shall cause to be performed at FVNB's expense by an environmental consulting firm acceptable to FVNB an environmental investigation of any Property in which CBOT or any of its subsidiaries acquires a security interest between the date hereof and the Closing Date, the scope and results of which shall be acceptable to FVNB in its sole discretion and the scope and results of which shall be equivalent to the policies of FVNB and its subsidiaries with respect to acquiring security interests on real or personal property.

      (d) FVNB shall notify CBOT of any physical inspections of Property which it intends to conduct, and CBOT may place reasonable restrictions on the time of such inspections. Upon FVNB's notification to CBOT of the Property upon which it intends to conduct such physical inspections, CBOT and its subsidiaries shall notify the owner of such Property and use their best efforts to secure access to such Property for FVNB. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water and other sampling is deemed desirable by FVNB, FVNB shall notify CBOT of the Properties on which it intends to conduct a secondary investigation on or prior to the 30th day after the date hereof. CBOT and its subsidiaries will provide notification to owners of Property on which FVNB intends to conduct secondary investigations and will use their commercially reasonable efforts to secure access to such property for FVNB. FVNB shall notify CBOT of any Properties that, in the sole discretion of FVNB, are not acceptable and require remediation on or prior to the 45th day after the date hereof.

      (e) Each party hereto agrees to indemnify and hold harmless the other parties for any claims for damage to the Property or injury or death to persons in connection with any Environmental Inspection or secondary investigation of the Property to the extent such damage, injury or death is directly attributable to the negligent actions or negligent omissions of such indemnifying party. FVNB shall have no liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, FVNB shall have no obligation to make any reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey, but such reporting shall remain the responsibility of and within the discretion of CBOT. FVNB shall have no liability to CBOT or any of its subsidiaries for making any report of such results to any governmental authority.

      (f) FVNB shall have the right to terminate this Agreement in any of the following circumstances:

            (i) CBOT's material breach of any representation or warranty set forth in Section 3.23, or the factual substance of any warranties set forth in
Section 3.23 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of CBOT;

            (ii) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present violations or potential violations of Environmental Laws or any event, condition or circumstance that, based on the estimates of the environmental professionals referred to in this
Section 6.9, may currently or in the future require or result in expenditures in connection with (1) fines, penalties or other damages, (2) investigation, remediation or monitoring of any Controlled Property (including without limitation eventual removal of asbestos-containing material), (3) preparing and obtaining approval by the appropriate Environmental Regulatory Authority of remediation plans with respect to Controlled Properties, or (4) any violations of applicable Environmental Laws, which expenditures individually or in the aggregate may exceed $100,000; provided, however, that to the extent such expenditures are expected to be in excess of $100,000, CBOT may elect to pay or agree to pay such excess expenditures, in which event (a) FVNB shall not have the right to terminate this Agreement pursuant to this paragraph (ii) as a result of such expected expenditures being in excess of $100,000, and (b) the Merger Consideration to be paid to the holders of the Shares pursuant to Article I hereof shall be reduced by the amount by which such expected expenditures exceed $100,000; or

            (iii) FVNB is not permitted to conduct an Environmental Inspection or secondary investigation of any Property to the extent it deems appropriate.

      (g) CBOT agrees to make available to FVNB and its consultants, agents and representatives all documents and other material relating to environmental conditions of the Property including, without limitation, the results of all other environmental inspections and surveys. CBOT also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with FVNB and shall be entitled to certify the same in favor of FVNB and its consultants, agents and representatives in such a manner which will entitle FVNB to rely upon such reports and make all other data available to FVNB and its consultants, agents and representatives. At the written request of CBOT, FVNB agrees to provide CBOT with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections. FVNB shall keep confidential the reports, surveys and results relating to and of the Environmental Inspections, unless otherwise required by law.

      SECTION 6.10 DIRECTOR AND OFFICER INDEMNIFICATION.

      (a) For a period of four years from the Effective Time, FVNB shall indemnify, defend and hold harmless the directors, officers and employees of CBOT and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent required by CBOT's Articles of Incorporation and bylaws as in effect on the date hereof, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of CBOT contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by FVNB is required to effectuate any indemnification, FVNB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between FVNB and the Indemnified Party.

      (b) FVNB shall use its commercially reasonable efforts (and CBOT shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time CBOT's existing directors' and officers' liability insurance policy (provided that FVNB may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or
(ii) with the consent of CBOT given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that FVNB shall not be obligated to make premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to CBOT's directors and officers, 100% of the annual premium payments on CBOT's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FVNB shall use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

            (c) FVNB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.10 if FVNB has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by FVNB if the indemnification or other obligations provided in this Section 6.10 are denied by a court of competent jurisdiction by final and nonappealable order.

      SECTION 6.11 PROXY STATEMENT. Within one month after the execution of this Agreement and after all applications filed in connection with the transactions contemplated in this Agreement are accepted for filing by all applicable regulatory agencies, CBOT shall prepare and mail to its shareholders a proxy or information statement (the "Proxy Statement") relating to a meeting of the shareholders of CBOT called for the purpose of approving the Merger, such meeting to be held not later than November 30, 1998. FVNB shall furnish all information concerning FVNB as CBOT may reasonably request in connection with the preparation of the Proxy Statement. CBOT shall give FVNB and its counsel the opportunity to review and comment on the Proxy Statement and each document to be incorporated by reference therein prior to its dissemination.

      (b) Unless otherwise required pursuant to the applicable fiduciary duties of CBOT's Board (as determined in good faith by CBOT's Board based upon the advice of its outside counsel), no material amendment or supplement to the Proxy Statement will be made by CBOT without the approval of FVNB, which approval shall not be unreasonably withheld.

      (c) The information supplied by CBOT for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of CBOT and (ii) the time of the meeting of the shareholders of CBOT contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      (d) The information supplied or to be supplied by FVNB for inclusion in the Proxy Statement will not, at the time it is supplied to CBOT, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

      SECTION 6.12 NOTIFICATION. CBOT shall give prompt notice to FVNB, and FVNB shall give prompt notice to CBOT, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of CBOT, FVNB and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

      (a) the receipt of all required regulatory approvals in connection with each of the Mergers, which approvals shall not have imposed any condition or requirement which in the reasonable judgment of the party or parties affected by such condition or requirement would adversely impact in a material respect the economic or business benefits to such party of the transactions contemplated by this Agreement or otherwise would in the reasonable judgment of such party be so burdensome as to render reasonably inadvisable the consummation of the Mergers, or any of them, and the expiration of any applicable waiting periods with respect thereto;

      (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction; and

      (c) the holders of at least a majority of the shares of issued and outstanding capital stock of CBOT shall have authorized and approved the Merger and this Agreement and CBOT shall have delivered evidence of same to FVNB in form and substance reasonably satisfactory to FVNB.

      SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF FVNB AND ACQUISITION SUB TO EFFECT THE MERGER.

      The obligations of FVNB and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver in writing of the following conditions prior to the Effective Time:

      (a) all representations and warranties of CBOT shall be true and correct in all material respects (except for representations and warranties qualified by materiality or "Material Adverse Effect", which shall be true and correct in all respects) as of the date hereof and at and as of the Closing, except for representations and warranties made as of a specific date which shall be true and correct (except for representations and warranties qualified by materiality or "Material Adverse Effect", which shall be true and correct in all respects) as of such date, with the same force and effect as though made on and as of the Closing;

      (b) CBOT shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it or them prior to the Effective Time;

      (c) there shall not have occurred a Material Adverse Effect with respect to CBOT or any of its subsidiaries;

      (d) FVNB shall have received the opinions of counsel to CBOT reasonably acceptable to FVNB as to the matters set forth on Exhibit B attached hereto;

      (e) the number of shareholders of CBOT exercising their dissenters rights shall not have exceeded ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of CBOT Common Stock;

      (f) FVNB shall have received a duly executed Noncompetition Agreement in substantially the form of Exhibit C attached hereto from each of Roger D. Lawrence, Joe Boaz, Debbie Sprott and Russell Barnett the terms of which will be consistent with the Letter of Intent dated August 27, 1998 between the parties hereto and Roger D. Lawrence;

      (g) the aggregate principal amount of all CBOT Indebtedness shall not exceed $2,750,000;


      (h) each of the Options shall have been exercised in full, or, to the extent not so exercised, the holders thereof shall have waived and terminated in writing, in form and substance satisfactory to FVNB, all of their respective rights thereunder, without the payment of any consideration therefor; and

      (i) FVNB shall have received certificates dated the Closing executed by the President of CBOT, certifying in such reasonable detail as FVNB may reasonably request, to the effect described in Sections 7.2(a), (b), (c) and (e) and Section 7.1(c).

      SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF CBOT TO EFFECT THE MERGER. The obligations of CBOT to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

      (a) all representations and warranties of FVNB shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

      (b) FVNB and Acquisition Sub shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

      (c) there shall not have occurred a Material Adverse Effect with respect to FVNB or any of its subsidiaries which prevents the payment of the Merger Consideration.

      (d) CBOT shall have received the opinions of counsel to FVNB reasonably acceptable to CBOT as to the matters set forth on Exhibit D attached hereto;

      (e) CBOT shall have received certificates dated the Closing, executed by appropriate officers of FVNB and Acquisition Sub, respectively, certifying, in such detail as CBOT may reasonably request, to the effect described in Sections 7.3(a), (b) and (c) ; and

      (f) CBOT shall have received an opinion from an investment banker or bank consulting firm reasonably acceptable to CBOT to the effect that the Merger Consideration is fair to shareholders of CBOT from a financial point of view.

                                  ARTICLE VIII

                      TERMINATION; AMENDMENT; WAIVER; NON-COMPETITION

      SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of CBOT, but prior to the Effective Time:

      (a) by mutual written consent duly authorized by the Boards of Directors of FVNB and CBOT;

      (b) by FVNB (i) if FVNB learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of CBOT contained in
Article III which constitutes a Material Adverse Effect, (ii) pursuant to
Section 6.9, (iii) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by FVNB, (iv) if the Board of Directors of CBOT shall have withdrawn or modified in any manner its approval or recommendation of this Agreement, or shall have resolved to do the same (including without limitation, the execution of an agreement for the disposition or merger, or sale of any of the material assets, of CBOT or any of its subsidiaries); (v) if there shall have been a breach of Section 6.6; or (vi) if the holders of more than 10% of the issued and outstanding Common Stock of CBOT exercise their dissenters rights of appraisal;

      (c) by CBOT (i) if CBOT learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of FVNB contained in
Article IV which constitutes a Material Adverse Effect, (ii) if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by CBOT; or (iii) if the Board of Directors of FVNB shall have withdrawn or modified in any manner its approval or recommendation of this Agreement, or shall have resolved to do the same;

      (d) by FVNB or CBOT if the Effective Time shall not have occurred on or before March 31, 1999, or such later date agreed to in writing by FVNB and CBOT;

      (e) by FVNB or CBOT if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

      (f) by FVNB or CBOT if any regulatory authority whose consent is required to consummate the Merger denies an application filed in connection with the Merger, which denial is final and binding without any rights of appeal with respect thereto.

      SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.9, 8.2, 10.1, 10.8 10.14, and 10.15, except that if such termination shall result (i) from the willful failure of a party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant of this Agreement or (ii) from a breach by any party of any provision of this Agreement (including, without limitation, any breach of or inaccuracy in any representation or warranty contained in this

Agreement), such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable counsel fees) sustained or incurred by the other party or parties as a result of such failure or breach.

      SECTION 8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

      SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In the event any party specifically waives in accordance with the provisions hereof any inaccuracy in any representation or warranty, the performance of any agreement or compliance with any condition, such inaccuracy, failure to perform or non-compliance shall not be a basis for a claim for indemnification under Article IX.

                                   ARTICLE IX.

                                    SURVIVAL

      SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties contained in this Agreement or in any Schedule delivered pursuant hereto shall not survive after the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties contained in Sections 1.6 or 2.1 of this Agreement which by its terms contemplates performance after the Effective Time.

                                   ARTICLE X.

                                  MISCELLANEOUS

      SECTION 10.1 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, advisor's fees, investment banker, bank consulting firm and other professional fees and costs related to expenses of officers and directors of CBOT and its subsidiaries, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of FVNB, which consent may be withheld in FVNB's sole discretion, all such costs and expenses incurred by CBOT and its subsidiaries (including expenses incurred for or on behalf CBOT's shareholders) shall not exceed $100,000. In the event such costs and expenses of CBOT exceed $100,000 in the aggregate, the amount of such excess shall reduce the amount payable to CBOT's shareholders pursuant to
Article I.

      SECTION 10.2 BROKERS AND FINDERS. All negotiations on behalf of FVNB and CBOT relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against FVNB, Acquisition Sub, CBOT or any of its subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      SECTION 10.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Exhibits and Schedules hereto, (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that FVNB may assign its rights and obligations or those of Acquisition Sub to any direct or indirect, wholly-owned, subsidiary of FVNB, but no such assignment shall relieve FVNB of its obligations hereunder.

      SECTION 10.4 FURTHER ASSURANCES. From time to time as and when requested by FVNB or its successors or assigns, CBOT and its subsidiaries, and their respective officers and directors shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise CBOT's or any such subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      SECTION 10.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      SECTION 10.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

      if to FVNB or Acquisition Sub:

      FVNB Corp.
      101 S. Main Street
      Victoria, Texas 77901
      Attn: David M. Gaddis, President
      Telecopy No.: (512) 572-6592
      with copies to:

      Cox & Smith Incorporated
      112 E. Pecan Street, Suite 1800
      San Antonio, Texas 78205
      Attn:  Cary Plotkin Kavy
      Telecopy No.:  (210) 226-8395

      if to CBOT:

      CBOT FINANCIAL CORPORATION
      Citizens Bank of Texas, N.A.
      25661 Interstate 45
      The Woodlands, Texas 77380
      Attn: Roger D. Lawrence, President
      Telecopy:  (281) 298-5813

      with a copy to:

      Bracewell & Patterson, LLP
      711 Louisiana, Suite 2900
      Houston, Texas 77002
      Attn:  Duncan W. Stewart
      Telecopy:  (713) 221-1212

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 10.9 DESCRIPTIVE HEADINGS. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13 DISCLOSURE. For purposes of disclosure in the schedules attached hereto, disclosure under one schedule shall be deemed to be disclosure under all other appropriate schedules.

      SECTION 10.14 CERTAIN DEFINITIONS.

      (a) "subsidiary" or "subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

      (b) "Material Adverse Effect" shall mean any circumstance, event or series of events which has a material adverse effect on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of CBOT and its subsidiaries, taken as a whole (or when the reference is to FVNB, to FVNB and its subsidiaries, taken as a whole).

      (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

      (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

      (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

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      (f) "knowledge" or "known" -- An individual shall be deemed to have
"knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) such individual could be expected to have discovered or otherwise become aware of such fact or other matter had such individual exercised reasonable diligence concerning the truth or existence of such fact or other matter. CBOT shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if Charles F. Milstead, John Burton or Roger D. Lawrence has knowledge of such fact or other matter. FVNB shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if David M. Gaddis or C. Dee Harkey has knowledge of such fact or other matter.

      SECTION 10.15 ARBITRATION. The parties shall submit to binding arbitration by a panel of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement (whether based on contract, tort or any other basis). Any such arbitration shall be conducted in San Antonio, Texas. Either party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in San Antonio, Texas (or the city located in Texas that is closest to San Antonio) within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. Legal action regarding this Agreement and any liabilities hereunder shall either be brought by arbitration, as described herein, or by judicial proceedings-but shall not be pursued in different or alternative forums. The issue of waiver pursuant to this paragraph is an arbitrable issue.

      The panel of three arbitrators shall be appointed promptly upon filing of the complaint in arbitration by the initiating party, and shall be selected from the Commercial Arbitration Panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association, and, if commercially reasonable, at least two of the arbitrators shall be experienced in the banking industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The panel of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by mutual written agreement of the parties to this Agreement.

      In the arbitration proceeding subject to these provisions, the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to prehearing motions to dismiss and motions for summary adjudication.

      The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

      All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder, provided, however, that the filing of a complaint in arbitration

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shall serve to toll such statutes of limitation to the same extent as they would be tolled if an action had been filed in a court of competent jurisdiction.

      The provisions of this Section 10.15 shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the parties hereto otherwise expressly agree in writing.

      The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

      The arbitrators, or a majority of them, shall award attorney's fees and costs to the prevailing party pursuant to the terms of this Agreement.

      Venue of any arbitration proceeding hereunder will be in Bexar County, Texas.

      Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

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      IN WITNESS WHEREOF, each of the parties has executed or caused this
Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                              FVNB CORP.


                              By:   /S/ DAVID M. GADDIS
                                    David M. Gaddis, President


                              CBOT FINANCIAL CORPORATION


                              By:   /S/ ROGER D. LAWRENCE
                                    ROGER D. LAWRENCE, President

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